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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of our report dated June 18, 1996, except as to the information presented in Note 11, for which the date is January 16, 1997, on our audits of the consolidated balance sheet of ASI Solutions Incorporated as of March 31, 1996 and the combined balance sheet of Assessment Solutions Incorporated and Proudfoot Reports Incorporated and the combined statements of income, stockholders' equity and cash flows for each of the three years ended March 31, 1996. We also consent to the reference to our firm under the caption "Experts."

New York, New York
January 24, 1997